EXHIBIT 99.1
Liberty Global’s UPC Austria Acquires 100%
of Austrian DSL Operator Inode
Denver, Colorado — December 27, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that its subsidiary, UPC Austria, has reached an agreement to acquire all shares of Inode, one of Austria’s leading companies in the DSL market, for an enterprise value of approximately 95 million euros. The enterprise value represents a multiple of 6.6x Inode’s estimated 2006 operating cash flow before synergies. The transaction is subject to the approval of the Austrian competition authorities.
Inode will continue to offer its existing services to its customers and will allow UPC Austria to expand its network and service offering outside its current footprint which is principally in Vienna. Inode currently has approximately 300 employees and forecasts total revenue of 56 million euros for 2005. Currently, Inode provides approximately 100,000 customers with services in the areas of xDSL, ADSL, internet telephony, server housing, web hosting and domain services.
Mike Fries, President and Chief Executive Officer of Liberty Global, said, “With this transaction we are expanding our footprint in Austria. Inode’s advanced DSL infrastructure allows us to deliver high-end data and voice services on a national scale and we will leverage our own UPC Austria infrastructure to gain further synergies. It will strengthen our position in the Austrian market.”
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than NTL Ireland which, at September 30, 2005, we consolidated but did not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Inode’s estimated 2005 revenue and 2006 operating cash flow, and its estimated enterprise value. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including the receipt and timing of necessary regulatory approval, Inode’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Inode system, continued use by subscribers and potential subscribers of the Inode services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes Investor Relations — Denver (303) 220-6693 Iván Nash Investor Relations — Europe +41 1 277 97 38	Hanne Wolf Corporate Communications — Denver (303) 220-6678 Bert Holtkamp Corporate Communications — Europe +31 20 778 9447